UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  November 1, 2005
(Date of earliest event reported)

CGI HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	33-19980-D	87-0450450
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5 Revere Drive
Suite 510
Northbrook, Illinois  60062
(Address of Principal Executive Offices)

(847) 562-0177
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On November 1, 2005 CGI Holding Corporation (the “Company”) entered into a Letter of Intent to acquire Web Diversity Limited, a United Kingdom company (“Web Diversity”) through a merger.  Web Diversity is in the business of paid search management and organic search.  Pursuant to the letter of intent, upon closing of the merger, the Company will pay to the shareholders of Web Diversity an aggregate of $1 million in cash and $1 million in the form of shares of the Company’s common stock (the “Merger Shares”) valued at 120% of the of the average closing price per share of the Company’s common stock for the last five trading days prior to the date of closing. The Merger Shares shall be subject to risk of forfeiture pending Web Diversity meeting certain financial targets during the 2006 and 2007 calendar years.  In addition, the shareholders of Web Diversity are eligible to receive aggregate earnout payments of up to $2 million in cash based on the earnings of Web Diversity during the first 12 calendar quarters following the closing.

The closing of the merger is subject to a number of conditions including, among other things, the negotiation and preparation of a definitive merger agreement, and the Company satisfactorily completing its due diligence investigation of Web Diversity.  As such, there can be no assurances that the Company will complete its acquisition of Web Diversity.  A copy of the press release announcing the Letter of Intent to acquire Web Diversity is attached hereto as Exhibit 99.1.

Item 9.01                                                 Financial Statements and Exhibits

(a)                                  Financial Statements of the Businesses Acquired.

(b)                                 Pro Forma Financial Information

(c)                                  Exhibits

99.1                           Press Release dated November 2, 2005 announcing letter of intent to acquire Web Diversity Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 7, 2005

CGI HOLDING CORPORATION.

By:	/s/ Gerard M. Jacobs
Name:	Gerard M. Jacobs
Title:	Chief Executive Officer